Exhibit 8.2

Quarles & Brady LLP
411 East Wisconsin Avenue
Suite 2400
Milwaukee, Wisconsin 53202-4426
414.277.5000
Fax 414.271.3552
www.quarles.com

September 13, 2017

Bank Mutual Corporation

4949 Brown Deer Road

Milwaukee, Wisconsin 53223

Re:                             Agreement and Plan of Merger by and between Associated Banc-Corp and Bank Mutual Corporation

To the Board of Directors:

We have acted as counsel to Bank Mutual Corporation, a Wisconsin corporation (“Bank Mutual”), in connection with the Merger, as defined and described in the Agreement and Plan of Merger dated as of July 20, 2017 (the “Merger Agreement”) by and between Bank Mutual and Associated Banc-Corp, a Wisconsin corporation (“Associated Banc-Corp”). As set forth in the Merger Agreement, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and intend for the Merger Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Unless otherwise indicated, each capitalized term has the meaning ascribed to it in the Merger Agreement. This opinion is being delivered in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed by Associated Banc-Corp with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we deem necessary or appropriate in order to enable us to render this opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In rendering our opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, and (ii) the information set forth in the Registration Statement and the statements concerning the Merger in the Merger Agreement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with, and if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

In rendering our opinion, we have considered the applicable provisions of (i) the Code as in effect on the date hereof, and our interpretations of the Code, (ii) the applicable Treasury Regulations promulgated under the Code and as currently in effect (the “Regulations”), (iii) current administrative interpretations by the Internal Revenue Service of the Code and the Regulations as they apply to reorganizations, and (iv) existing judicial decisions, all of which are subject to change or modification at any time (possibly with retroactive effect) and such other authorities as we have considered relevant.

Our opinion is based solely on the documents we have examined, the additional information we have obtained related to the Merger, the assumptions we have made and representations that have been made to us. We assume no obligation to advise you of changes in law or facts or circumstances that come to our attention after the date hereof that could affect our opinion. Our opinion is limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed herein, any other United States federal, state, local or foreign income, estate, gift, transfer, sales, use, excise or other tax consequence that may result from the Merger, or transactions related or proximate thereto or any other transaction.

Based upon and subject to the foregoing, we are of the opinion that (a) the discussion set forth in the Registration Statement under the heading “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES,” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material United States federal income tax consequences of the Merger and constitutes the opinion of Quarles & Brady LLP; and (b) the Merger, as set forth under the heading “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES,” and subject to the limitations and qualifications therein, will constitute a reorganization pursuant to section 368(a) of the Code.

The foregoing opinion reflects our best professional judgment as to the correct United States federal income tax consequences of the matters that it addresses. Our opinion is expressly conditioned on, among other things, the accuracy of all such facts, information, statements and representations as of the date hereof. Any material change in the law, authorities, or facts referred to, set forth, relief upon or assumed herein, or in the transaction documents could affect the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) that would cause any statement, representation or assumption herein to be no longer be true or correct.

As of the date hereof, certain of our partners representing Bank Mutual in the Merger and related transactions beneficially owned in the aggregate less than 12,000 shares of Bank Mutual common stock.

Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, of the Merger or any transaction related thereto or contemplated thereby. We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the use of our name and the references to our opinion under the captions, “QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING — What are the other conditions to completion of the merger?” and “— What are the material United States federal income tax consequences of the merger to Bank Mutual shareholders?,”  “SUMMARY — Conditions to Completion of the Merger” and “— Material United States Federal Income Tax Consequences,” “THE MERGER AGREEMENT — Conditions to Completion of the Merger,” “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES — Tax Consequences of the Merger Generally,” and “LEGAL OPINIONS.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ QUARLES & BRADY LLP